EXHIBIT 5.1

[O'Melveny & Myers LLP Letterhead]

March 18, 2004

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re: Sun Healthcare Group, Inc.

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement ("Registration Statement") on Form S-3 to be filed by Sun Healthcare Group, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933 of (i) 4,425,232 shares of the Company's common stock, par value $0.01 per share (the "Common Shares"), and (ii) 2,017,897 shares of the Company's common stock, par value $0.01 per share, that are issuable upon exercise of common stock purchase warrants (the "Warrant Shares").

     We are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Common Shares are validly issued, fully paid and non-assessable.

     It is further our opinion that the Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment of the exercise price for and delivery of the Warrant Shares in accordance with the common stock purchase warrants and the countersigning of the certificate or certificates representing the Warrant Shares by a duly authorized signatory of the registrar for the common stock, the Warrant Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O'Melveny & Myers LLP